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                                                                    Exhibit 99.1

Investor Relations Contact:
--------------------------
John Creelman
Chief Financial Officer
(619) 410-7116
jcreelman@coppermountain.com
----------------------------

                        COPPER MOUNTAIN NETWORKS, INC.
                       ANNOUNCES TWO-FOR-ONE STOCK SPLIT

PALO ALTO, Calif., November 10, 1999 - Copper Mountain Networks, Inc., (NASDAQ:
CMTN) today announced that its Board of Directors has approved a two-for-one split of the Company's outstanding shares of common stock. The stock split will be effected in the form of a stock dividend and will entitle each stockholder of record at the close of business on November 24, 1999 to receive one share for every outstanding share of common stock held on the record date. The stock dividends resulting from the split are expected to be distributed by the transfer agent on December 9, 1999. Copper Mountain Networks expects that its Common Stock will begin trading on a split-adjusted basis on December 10, 1999.

About Copper Mountain Networks

Copper Mountain Networks, Inc., (NASDAQ: CMTN) develops and markets a comprehensive family of DSL solutions that enable high-speed internetworking over existing copper facilities. The company's mission is to enable carriers and other service providers to offer a full range of high-performance, cost-effective data and voice services over DSL that are easy to deploy, use, and manage. Copper Mountain's CopperRocket(TM) CPE family addresses the bandwidth, reliability, ease-of-use, and cost concerns of remote offices and users. Its carrier-class CopperEdge(R) DSL concentrators and CopperView(TM) network management solutions offer a robust and scalable platform for carriers and multi-tenant unit service providers to generate a high return on investment while satisfying the ever-increasing user demand for bandwidth. Customers wanting more information about Copper Mountain products can contact Diana Helfrich at (650) 687-3314 or visit the Company's World Wide Web site at http://www.coppermountain.com. For investor relations information, call toll free 877-INFO-CMTN (463-6268) or contact the Company at IR@coppermountain.com.

                                    #  #  #

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. Copper Mountain wishes to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: quarterly fluctuations in operating results attributable to the timing and amount of orders for our products, the concentration of our revenue in a small number of customers, factors affecting the rate of DSL deployment by our customers, market acceptance of our products, our ability to keep pace with rapidly changing product requirements, and factors affecting the demand for DSL technologies. We refer you to the documents Copper Mountain files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our Registration Statement on Form S-1 (No. 333-73153).

Copper Mountain and all Copper Mountain product names are trademarks of Copper Mountain Networks, Inc. All other marks are the property of their respective owners.